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                                  Exhibit 3.1

                             ARTICLES OF AMENDMENT
                                      TO
                   FOURTH RESTATED ARTICLES OF INCORPORATION
                                      OF
                            LUFKIN INDUSTRIES, INC.


          Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Lufkin Industries, Inc., a Texas corporation (the "Corporation"), hereby adopts the following Articles of Amendment to the Fourth Restated Articles of Incorporation of the Corporation.

                                  ARTICLE ONE

          The name of the Corporation is Lufkin Industries, Inc.

                                  ARTICLE TWO

          The first paragraph of Article IV of the Fourth Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

           "The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is Sixty-Two Million (62,000,000) shares, divided into Two Million (2,000,000) shares of Preferred Stock without par value (the "Preferred Stock"), and Sixty Million (60,000,000) shares of Common Stock $1.00 par value (the "Common Stock")"


                                  ARTICLE THREE

           The amendment to the Articles of Incorporation was approved and adopted by the directors of the Corporation by written consent and by the shareholders of the Corporation at the Annual Meeting of Shareholders of the Corporation held on May 5, 1999.


                                  ARTICLE FOUR

           The number of shares of the Corporation outstanding at the record date for the Annual Meeting was 6,531,151 shares of Common Stock and the number of shares entitled to vote on the amendment was 6,531,151 shares of Common Stock. The total number of shares voted for such amendment and shares withheld was 5,612,063 and the number of shares voted against such amendment was 1,675,844.

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        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 5th day of May, 1999.


                                        LUFKIN INDUSTRIES, INC.

                                        By:  /s/ C. James Haley, Jr.
                                           -----------------------------
                                        Name:  C. James Haley, Jr.
                                        Title: Secretary